UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2015

Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________	_____________	______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas	75235-1611
_________________________________	___________
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

Southwest Airlines Co. (the “Company”) is providing guidance regarding its financial and operational trends. During the September 18, 2015 webcast of the Third Annual Morgan Stanley Laguna Conference, Tammy Romo, Executive Vice President and Chief Financial Officer of the Company, reported the following:

•
Based on current booking and revenue trends, and including the estimated benefit to operating revenues from the Company's amended co-branded credit card agreement, the Company continues to expect its third quarter 2015 revenues per available seat mile (RASM) to decline approximately one percent, year-over-year.

•
Based on existing fuel derivative contracts and market prices as of September 14, 2015, the Company’s economic fuel costs for full year 2015 are forecasted to decline approximately $1.3 billion, compared with full year 2014.

•
Based on current cost trends, and excluding fuel and oil expense, profitsharing, and special items, the Company currently expects its full year 2015 unit costs to decrease approximately two percent, compared with full year 2014.

•
The Company continues to expect its full year 2015 available seat miles (capacity) to increase approximately seven percent, year-over-year, and its 2016 capacity to increase in the five to six percent range, year-over-year. The annualized impact of the Company's 2015 expansion is expected to contribute the majority of 2016's year-over-year capacity growth.

In addition, the Company is also disclosing the following:

•
Based on existing fuel derivative contracts and market prices as of September 14, 2015, the Company’s current forecast for its third quarter 2015 economic fuel costs is $2.22 per gallon, which is significantly lower than third quarter 2014's $2.94 per gallon.

•	Premiums related to fuel derivative contracts are currently estimated to be in the $30 million to $35 million range for third quarter 2015, and $120 million to $130 million for full year 2015.

•
Markets under development represent approximately 18 percent of the Company's capacity in third quarter 2015. The Company currently expects that percentage to reduce to approximately 12 percent in fourth quarter 2015, and to a more normal historical level of approximately five percent in first quarter 2016.

•
The Company has returned $1.3 billion to its Shareholders thus far in 2015 through the payment of $131 million in dividends and the repurchase of $1.2 billion in common stock, including a $500 million accelerated share repurchase (ASR) program launched in July 2015. Under this ASR program, the Company has received approximately 9.7 million shares, representing an estimated 75 percent of the total shares expected to be purchased. The Company has $700 million remaining under its existing $1.5 billion share repurchase program authorized by the Company's Board of Directors in May 2015.

An audio webcast of Ms. Romo’s remarks is available on the Company’s website at
http://southwest.investorroom.com, in the Events section.

The information furnished in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook, expectations, and projected results of operations; (ii) the Company’s expectations with respect to fuel costs; (iii) the Company’s capacity plans and expectations; (iv) the Company’s network plans and expectations; and (v) the Company’s expectations with respect to its share repurchases. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company’s services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including, without limitation, pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company’s business decisions, plans, and strategies; (iii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; and (iv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

September 18, 2015	By	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)